Exhibit 10.6

News America Incorporated

1211 Avenue of the Americas

New York, NY 10036

June 26, 2009

Peter Chernin

2327 La Mesa Drive

Santa Monica, CA 90402

Dear Peter:

As you know, the term of your employment under your Amended and Restated Employment Agreement with News America Incorporated (the “Company”), dated as of August 1, 2004, as amended (the “Employment Agreement”), will expire on June 30, 2009 (the “Separation Date”), and you will terminate employment with the Company, News Corporation (“News Corp.”) and their respective affiliates on the Separation Date. This letter agreement (the “Letter Agreement”) is intended to clarify and memorialize the timing and amounts of certain pension, deferred compensation and other benefit payments to be provided to you pursuant to the Employment Agreement in connection with your termination of employment and the commencement of the Production Arrangements (as defined below). Capitalized terms used herein without definition have the meanings assigned to such terms under the Employment Agreement.

1. Production Arrangements. You and the Company hereby agree to certain production arrangements with respect to film and television production as set forth in Section 19 of the Employment Agreement. The specific terms and conditions of the film and television production arrangements are in the process of and will continue to be negotiated and agreed between you and the Company (or one or more of your and the Company’s affiliates) from time to time and will be set forth as separate schedules to this Letter Agreement. The term of the production arrangements described in this Paragraph 1 (the “Production Arrangements”) shall terminate at the earlier of (i) July 1, 2015 or (ii) the date you become a full-time employee of another company (other than a company controlled by you which provides the services contemplated under the Production Arrangements) that is engaged in, and derives more than 10% of its revenue from film or television production.

2. Separation from Service; Code Section 409A. You and the Company agree that your termination of employment on the Separation Date shall constitute and be treated as a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Additionally, based on the Company’s policies for determining its “specified employees” in accordance with Section 409A of the Code, you will be a “specified employee” as of the Separation Date. Therefore, payments to you of deferred compensation amounts subject to Section 409A of the Code which are triggered based upon your separation from service with the Company will be delayed until December 31, 2009 (i.e., 6 months following the Separation Date), in accordance with Section 409A of the Code and pursuant to the applicable terms of the deferred compensation plans and Section 21 of the Employment Agreement, as more fully set forth below. As set forth in Section 21 of the Employment Agreement, you have agreed to notify the Company if you believe that any provision of the Employment Agreement (or of any award of compensation, including equity compensation, or benefits) would cause you to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall, after consulting with you, use reasonable best efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.

3. Accrued Compensation and Vacation. Within 10 days following the Separation Date, the Company shall pay to you in cash all of your accrued salary and vacation pay earned through the Separation Date. Additionally, the Company shall pay to you your annual Bonus earned with respect to the fiscal year ending June 30, 2009 in a single lump sum cash payment within 90 days following the Separation Date or, if sooner, within 10 days after News Corp.’s earnings for such fiscal year are announced.

4. Tax Qualified Pension Plan, SERP and ISERA Benefits. Your accrued benefits under the Fox Pension Plan and the News America Incorporated Employees’ Pension and Retirement Plan (collectively, the “Tax Qualified Plans”) shall be paid to you in accordance with the terms of such Tax Qualified Plans and your distribution elections thereunder. Your accrued benefits under the News America Incorporated Supplemental Executive Retirement Plan (the “SERP”) shall be paid to you in the form of an annuity, as designated by you pursuant to the terms of the SERP, with the annuity payments commencing 6 months following the Separation Date (i.e., on December 31, 2009), as required pursuant to Section 4.8 of the SERP. Pursuant to Section 4.8 of the SERP a delayed annuity “catchup” payment with interest thereon accruing from the Separation Date at a rate equal to the 10-year Treasury rate in effect on the Separation Date (the “SERP Interest Rate”) shall be paid to you on December 31, 2009. Your accrued benefits under your Individual Supplemental Executive Retirement Agreement with News Corp. (the “ISERA”) shall be paid to you in a single lump on December 31, 2009, together with interest thereon accruing from the Separation Date at the SERP Interest Rate. Current estimates of your accrued benefits under the Tax Qualified Plans, the SERP and the ISERA have been separately provided to you.

5. Special Pension and Savings Account Payouts. Your pension account benefit pursuant to Section 5(b) of the Employment Agreement (the “Old Deferred Compensation”) was fully earned and vested prior to December 31, 2004 and, as such, is a “grandfathered” benefit not subject to Section 409A of the Code. Therefore, pursuant to Section 5(b) of the Employment Agreement, your Old Deferred Compensation account balance will be paid to you in a single lump sum cash payment on the Separation Date. Your Savings Account benefit pursuant to Section 5(c) of the Employment Agreement (the “New Deferred Compensation”) shall continue to accrue investment earnings and losses through December 31, 2009 pursuant to the terms of the Trust and such amounts shall be paid to you in a single lump sum cash payment on December 31, 2009. Current estimates of your Old Deferred Compensation and New Deferred Compensation account balances have been separately provided to you. Notwithstanding the foregoing, to the extent that your deferred compensation account balances reflect any illiquid notional investments as of the payment dates set forth above, the Company may either (i) pay that portion of your deferral account balance by transferring the actual underlying illiquid investment to you on such payment date or (ii) in the case of your notional investment in LibertyView Credit Opportunities II LP (“LibertyView”), if the LibertyView investment is not transferable to you on such payment date, the Company may pay you $450,000 on such payment date in respect of the LibertyView investment. If the Company pays you $450,000 in respect of the LibertyView investment (as described in clause (ii) of the preceding sentence), then (x) the Company shall use commercially reasonable efforts to liquidate the LibertyView investment as soon as practicable following such payment date and (y) to the extent that the proceeds received by the Company upon its liquidation of the LibertyView investment are less than $450,000, you shall be obligated to promptly repay to the Company an amount equal to the excess of $450,000 over the amount received by the Company upon its liquidation of the LibertyView investment plus accrued interest at the Federal Funds [Effective] Rate, as listed in The Wall Street Journal, from such payment date. From and after the date hereof, you agree that you will not direct any new notional investments with respect to your Old Deferred Compensation or New Deferred Compensation deferral accounts, except for new notional investments in money-market funds, mutual funds or other publicly-traded securities (including fixed income investments).

6. Outstanding Equity Awards. All of your outstanding News Corp. stock options and stock appreciation rights (“SARs”) have fully vested prior to the date hereof. Pursuant to Section 7(a)(i)(F) of the Employment Agreement, your outstanding News Corp. stock options and SARs shall remain exercisable following the Separation Date for the full term of such awards. Additionally, pursuant to Section 19 of the Employment Agreement, your outstanding News Corp. restricted stock units (“RSUs”) shall continue to vest and the underlying shares of News Corp. common stock shall be delivered to you on the scheduled share delivery dates as set forth in the corresponding RSU award agreements, in each case, for the duration of the term of the Production Arrangements. A listing of your current outstanding News Corp. stock options, stock appreciation rights and RSUs has been separately provided to you.

7. Payment in Lieu of Continued Pension Benefit Accruals. The Company has determined that, in light of your termination of employment as of the Separation Date, it is unable to permit you to continue earning future benefit accruals under the terms of the Company’s Tax Qualified Plans, SERP, ISERA and 401(k) plan following the Separation Date (despite your entitlement to such continued benefits during the term of the Production Arrangements). Accordingly, the Company and you have agreed that on each July 31 that occurs during the term of the Production Arrangements and on the first July 31 that occurs after the expiration of the term of the Production Arrangements, the Company will pay you (in lieu of your continued accrual of benefits under such plans) a cash amount, if any, equal to the incremental additional benefit accrual that you would have earned during the preceding calendar year if you had continued to participate in the Company’s Tax Qualified Plans, SERP, ISERA and 401(k) plan during the portion of such preceding calendar year for which your were providing services under the Production Arrangements calculated by determining the present value of the accrued benefit that you would have earned under the plans (excluding the 401(k) plan) if you had continued accruing service credit under the plans during the term of the Production Arrangements, offset by the amounts actually paid with respect to such plans increased by the plans’ interest rate factor of 7%. The amounts to be paid pursuant to the preceding sentence shall be determined using the actuarial assumptions and methodologies separately provided to you, in the case of the benefit accruals under the Tax Qualified Plans, SERP and ISERA, and shall be an annual payment of $10,000 in the case of the forgone future benefit accruals under the 401(k) plan.

8. Continued Health and Welfare Benefits. During the term of the Production Arrangements, you will remain eligible to participate in and receive benefits under all of the Company’s health, welfare, life insurance, disability insurance, fringe benefits, perquisites and other similar arrangements (but not including the pension and retirement arrangements described in Paragraph 7 above), as described under Section 5(a) of the Employment Agreement. Additionally (but without duplication of benefits), you and your surviving spouse will remain eligible to receive the lifetime retiree health, welfare and life insurance benefits described under Sections 7(a)(F) and 7(a)(H) of the Employment Agreement and the SERP and Welfare Benefit Letter referenced in Section 13 of the Employment Agreement. A listing of your current life insurance benefits has been separately provided to you.

9. Continued Other Benefits. During the term of the Production Arrangements, you will remain eligible to receive the travel, use of corporate jet and automobile, use of screening room and other business expense reimbursements, in each case, as described under Sections 6(a)-(d) of the Employment Agreement. The benefits described in the preceding sentence shall be in addition to (and shall not be covered by) the overhead costs to be incurred by the Company and its affiliates pursuant to the Production Arrangements.

10. Code Section 409A Six Month Delay on Certain Benefits. To avoid potential uncertainty regarding the extent to which the benefits described under Paragraphs 8 and 9 hereof could be deemed to constitute deferred compensation subject to Section 409A of the Code, you and the Company agree that the fair market value of the benefits (other than health benefits) you receive under Paragraph 8 and 9 hereof during the period commencing on July 1, 2009 through December 30, 2009 (as determined by the Company in good faith) shall be charged to you on a monthly basis (or, to the extent that you would otherwise be entitled to reimbursement of expenses during such period, such reimbursement shall be delayed during such period). On December 31, 2009 the Company shall reimburse you for all such costs incurred by you and shall pay to you any other delayed reimbursements in a single lump sum, in each case, together with interest thereon at a rate equal to the applicable Federal rate for short-term instruments as in effect on the Separation Date (as provided under Section 21 of the Employment Agreement).

11. Legal Fee Reimbursement. The Company will promptly reimburse you (or pay directly) for all reasonable legal fees incurred by you in connection with the negotiation of this Letter Agreement.

12. Litigation Cooperation. You agree that you will cooperate with the Company by making yourself reasonably available to testify on behalf of the Company, its parent, subsidiaries, affiliates or divisions in any action, suit, or proceeding, investigation, inspection or regulatory inquiry whether civil, criminal, or administrative, and to assist the Company in any such action, suit, proceeding, investigation, inspection or regulatory inquiry by providing information and meeting and consulting with the Company, its representatives or counsel as reasonably requested. The Company shall reimburse you for expenses reasonably incurred by you in connection with your cooperation or assistance.

13. Resignation from Office(s): In connection with the termination of employment, you hereby resign, effective as of the Separation Date, from all offices, titles or directorships held by you with News Corp. or any of its subsidiaries or affiliates.

14. Governing Law. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without giving effect to the choice-of-law provisions thereof.

15. No Mitigation. Section 14 of the Employment Agreement (regarding no mitigation or offset) shall continue to apply to all compensation amounts and benefits owed to you pursuant to the Employment Agreement or this Letter Agreement.

16. Counterparts. This Letter Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

17. Employment Agreement. Except as expressly set forth above, the Employment Agreement shall remain in full force and effect.

Very truly yours,

NEWS AMERICA INCORPORATED

By:	/s/ Janet Nova
	Name:	Janet Nova
	Title:	SVP

ACCEPTED AND AGREED:

/s/ Peter Chernin
Peter Chernin